Exhibit 10.2(a)

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is made March 24, 2006, to be effective as indicated herein, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and Leonard I. Fluxman ("Employee").

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement dated May 14, 2003 (the "Prior Agreement"); and

WHEREAS, the Prior Agreement by its terms expired on December 31, 2005; and

WHEREAS, the Company and Employee desire to enter into this Agreement to provide for the terms of the services to be performed by Employee for the Company for the term hereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

    Employment, Duties

    Effective on the Effective Date (as defined in Section 2, below), the Company hereby employs Employee as President and Chief Executive Officer of the Company and Employee hereby accepts such employment. In that capacity, Employee shall serve as the officer of the Company principally responsible for the Company's day to day executive decision-making and strategic planning and shall have such duties and responsibilities consistent with the foregoing and otherwise consistent with Employee's position as may be determined from time to time by the Board of Directors of the Company (the "Board"), including duties with respect to affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (each, an "Affiliate").

    It is the intention of the parties hereto that, during the term of this Agreement, Employee shall be elected and serve as a member of the Board, and as a member of the executive committee of the Board if such a committee should be established. During the term of this Agreement, Employee shall devote all his business time and effort to the conduct of his duties hereunder, provided that Employee may (i) serve on corporate, civic and charitable boards or committees, (ii) provide services on a pro bono basis to civic and charitable organizations and (iii) attend to his personal investments, so long as such activities do not interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement and are consistent with the Company's policies. The Company agrees that, to the extent that any such activities have been conducted by Employee prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of Employee's responsibilities to the Company or to be inconsistent with the Company's policies. The Company also agrees that Employee may receive compensation in connection with his service on corporate boards, without set-off, adjustment or diminution of his salary, bonus or any other rights hereunder.

    Effective Date; Term

    This Agreement is for a term commencing January 1, 2006 (the "Effective Date") and terminating on December 31, 2010, unless terminated sooner in accordance with the terms and conditions in Section 5, below.

    Compensation

      Salary and Bonus. Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee during the term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

        Base Salary. The Company shall pay to the Employee a base salary at the rate of not less than Five Hundred Seventy Five Thousand Dollars (U.S. $575,000.00) per year for each calendar year (a "Year") or portion thereof during the term of this Agreement, subject to review annually and possible increase in the sole discretion of the Board, payable in bi-weekly installments (the "Base Salary").

      (ii) Incentive Bonus. Employee is eligible to receive a bonus (the "Incentive Bonus") equal to one hundred percent (100%) of Base Salary tied to achieved Company Budgeted Net Earnings (as defined below) for the respective Year in the term. With respect to each Year during the term hereof, the Incentive Bonus shall be based on a budget for each Year hereunder, which budget includes an estimate of the Net Earnings (as defined below) for such Year and which budget shall have been approved for the purpose of the compensation payable hereunder by the Compensation Committee of the Board (the "Budget"). At the end of the Year, if the Company shall have met seventy-five percent (75%) of the Net Earnings set forth in the Budget ("Budgeted Net Earnings") for the Year, Employee shall be entitled to receive an amount equal to 0.500 times the Base Salary then in effect for the Year in question. During the term of this Agreement, in the event that at the end of any Year in question, the Company has exceeded seventy-five percent (75%), up to and including one-hundred twenty-five percent (125%), of Budgeted Net Earnings for such Year, then, for each one percent (1%) increase over seventy-five percent (75%), up to one hundred twenty-five percent (125%), the Employee shall be entitled to receive an additional amount equal to 0.020 times the Base Salary then in effect for the Year in question. In the event at the end of any such Year the Company has exceeded one hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year, then for each one percent (1%) increase over one hundred twenty-five percent (125%), Employee shall be entitled to receive, in addition to the amounts payable for exceeding seventy-five percent (75%) of Budgeted Net Earnings, an amount equal to 0.010 times the Base Salary then in effect for the Year in question. Notwithstanding the foregoing, Employee shall not be entitled to receive any Incentive Bonus in excess of five percent (5%) of the Budgeted Net Earnings pursuant to this Section 3(a)(ii) for any such Year. Any amount which Employee is entitled to receive herein shall be payable within sixty (60)

      days after the end of the Year in question. For purposes of this Section 3(a)(ii), "Net Earnings" shall mean earnings of the Company before taxes, interest, depreciation and amortization determined in accordance with generally accepted accounting principles consistently applied.

      (iii) Reduction in Bonus. Notwithstanding anything contained herein to the contrary, the Incentive Bonus payable pursuant to this Agreement may be subject to reduction of up to 10% in the discretion of the Compensation Committee of the Board in the event that Employee fails to follow a Company policy or other conduct reasonably deemed by the Compensation Committee to be against the best interests of the Company and Employee is required to inform Compensation Committee members of such failure by an officer of the Company who is a party to an employment agreement to follow such policy.

      Disability Insurance. During each Year during the term hereof, Employee shall be paid an amount to be used toward the payment of the premium on a disability insurance policy in the maximum amount obtainable by Employee (a "Policy") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(b) (the "Disability Payment Amount"). The Disability Payment Amount shall be payable in equal installments at the times that the Base Salary is paid to Employee and shall be subject to such deductions as may be required by applicable law or regulation.

      Deferred Compensation. Employee may elect, in accordance with the provisions of any deferred compensation plan or agreement that may be entered into between Employee and the Company (a "Deferred Plan"), to defer all or a portion of the amount of the Incentive Bonus payable to Employee. Any and all amounts that Employee elects to defer shall be held and administered in accordance with the terms and provisions of any such Deferred Plan, and must comply with the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

      Restricted Shares, Share Options and Performance Shares.

        Restricted Share and Annual Grants. On the date hereof and except as provided below, Employee shall be granted 30,000 restricted shares of the Company, which shall vest cumulatively at the rate of one-third thereof on each of the first three anniversaries of the date of grant. In addition to such restricted shares granted to Employee pursuant to this Agreement, Employee shall also be granted at least 21,000 options ("Annual Options") and 26,000 performance shares (the "Performance Shares" and, together with the Annual Options, the "Performance Shares/Options") annually as part of the Company's annual grant of options or shares to officers and employees (as determined by the Compensation Committee of the Board). The Annual Options shall vest cumulatively at the rate of one-third thereof on each of the first three anniversaries of the date of grant. The Performance Shares are subject to certain vesting schedules, based on the attainment, over a specified period, of company performance goals (the "Performance Goals") which are determined annually by the Compensation Committee of the Board and are to be reflected in the award agreements related to such awards, including for 2006, in the award agreement dated January 31, 2006. In all cases, any unvested portion of the restricted shares and/or Performance Shares/Options (or any other grants of shares and/or options made to Employee by the Compensation Committee of the Board during the term hereof) shall be immediately forfeited in the event Employee is terminated for cause or voluntarily resigns his employment; and provided further, that any unvested portion shall vest immediately in the event of: (i) Employee's death or Disability, (ii) Employee's retirement or early retirement in accordance with the policies of the Company, (iii) Employee's termination by the Company without Cause, (iv) Employee's termination by the Company for Illness, or (v) Employee's termination of his employment for Good Reason, including a Change in Control. All restricted stock and Performance Shares/Options granted hereunder shall be granted in accordance with the Company's 2004 Equity Incentive Plan or any successor plan.

        Stock of Steiner Education Group, Inc. In addition to the foregoing, if Employee's employment with the Company terminates for any reason or this Agreement expires and at the time of such termination or expiration the common stock of Steiner Education Group, Inc. ("Steiner Education") is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is not publicly traded, then Employee (or Employee's estate in the case of Employee's death) shall have the right to require the Company to purchase, or to cause Steiner Education to repurchase, any shares of stock of Steiner Education held by Employee at the time of such termination or expiration, for a purchase price equal to the then value of such stock. The value of such stock shall be as agreed upon between Employee (or his estate) and Steiner Education, determined in accordance with customary investment banking methodology, or, if the parties cannot reach an agreement as to such value, then as determined by an independent investment banking firm selected by Employee (or his estate), and reasonably acceptable to the Company, with the costs in connection with such valuation being borne by the Company.

      Life Insurance. During each Year during the term hereof, the Company shall provide Employee with term life insurance with a death benefit equal to two times the then current Base Salary. The Company shall pay all premiums with respect to such life insurance. Such life insurance may be provided either through the Company's group life insurance programs, by an individual policy, or by a combination of both group and individual policies.

      Other Benefits. During the term hereof, the Company shall provide to Employee, in amounts and otherwise of a nature commensurate with Employee's compensation and position with the Company, all other benefits currently provided to the executive officers (as defined for purposes of the Securities Exchange Act of 1934, as amended) of the Company, as well as those which the Company may, in the future, provide to its executive officers, including, without limitation, life insurance, medical coverage, benefits under any 401(k) plan of the Company or any Affiliate, any contractual indemnification rights and eligibility to receive awards under share option or similar plans applicable to executive officers of the Company. The Company also shall provide Employee with a private office and an annual allowance (the "Car Allowance") of Twenty Thousand Dollars ($20,000) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile as reflected in the Budget. The Company acknowledges and agrees that for services provided to the Company during the term of this Agreement, Employee will be covered to the same extent as other directors and executive officers of the Company by directors' and officers' liability insurance maintained by the Company.

      Expense Reimbursement; Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Board. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via first class accommodations. The Company shall not, without Employee's prior written consent, relocate Employee more than 50 miles from the Company's principal place of business in Miami-Dade County, Florida.

    Vacation

    Employee shall be entitled to (i) five (5) weeks paid vacation per Year (the "Vacation Days") and (ii) additional Vacation Days on each day that is a United States federal holiday. Employee shall use reasonable efforts to take at least two and a half (2-1/2) weeks of vacation per Year. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any employment agreements or other arrangements with any Affiliates of the Company. With respect to the Vacation Days not taken by Employee during a Year, the Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year (if any, the "Vacation Payment"); provided, however, that no payment shall be made with respect to more than twelve and a half (12-1/2) Vacation Days for any one Year (prorated for partial years hereunder) and Employee may not use any unused Vacation Days in any subsequent years.

    Termination and Non-Renewal

      Death. In the event of Employee's death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee's estate (i) within ten (10) days after the date of Employee's death (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of death; (B) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(g), above; and (C) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of death; and (ii) within sixty (60) days after the end of the Year in which Employee died, an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year in which Employee died, determined as if Employee had been employed by the Company on the last day of that Year. In addition, the Company shall (i) pay to Employee's surviving spouse, or to Employee's estate if there is no surviving spouse, (A) an amount equal to the sum of (i) Base Salary, at the annual rate in effect on the date of Employee's death, and (ii) the "Target Bonus" (as defined below), such sums to be payable in equal bi-weekly installments for a period of one year following Employee's death; and (ii) keep in place (or, at the option of the Company, pay to Employee's surviving spouse, or to Employee's estate if there is no surviving spouse, an amount equal to the cost of) any health and dental insurance as in effect on the date of Employee's death covering Employee's spouse and family, for a period of one (1) year after the date of such death. Employee's estate shall be entitled to immediate vesting of the (i) restricted stock held by Employee on the date of his death which was granted on or after the date hereof, and (ii) any Performance Shares/Options held by Employee on the date of his death which were granted on or after the date hereof, all of which shall remain exercisable until the earlier of two years following the Employee's death or, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's death. For purposes of this Agreement, the term "Target Bonus" shall mean an amount equal to the Employee's Incentive Bonus that would have been payable to Employee for the Year during which a termination of or by Employee occurred, determined as if Employee had been employed by the Company at the end of such Year.

      Disability. If Employee becomes unable to engage in any substantial gainful activity or receives benefits for at least three (3) months under the Company's disability plan, if any, as the result of a medically determinable physical or mental impairment that is expected to result in death or continue for at least twelve (12) months (a "Disability"), the Company, at its option, may terminate Employee's employment hereunder (the date of such termination, the "Disability Date"), and, thereafter, Employee shall not be deemed to be employed hereunder (except that Employee's obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b). In determining Disability under this Section 5(b), the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee's Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company. Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. In the event of a Disability, the Company shall pay to Employee (i) within ten (10) days after the Disability Date (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, to which Employee was entitled as of the Disability Date, (B) any unpaid accrued Incentive Bonus payable pursuant to Section 3(a)(ii) above, to which Employee was entitled as of the Disability Date, (C) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(g) above, and (D) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of Disability Date, and (ii) within sixty (60) days after the end of the Year in which the Disability Date occurs, an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year in which the Disability Date occurred, determined as if Employee had been employed by the

      Company on the last day of that Year. In addition, the Company shall pay Employee an amount equal to the sum of (i) the Base Salary, at the annual rate in effect on the Disability Date, (ii) the Target Bonus, and (iii) the cost of Employee's benefits (including without limitation, life, health and dental insurance) provided by the Company pursuant to Section 3(f), above, as in effect at the time of such termination (the "Benefits Amount") for a period of one (1) year after the date of such termination, with all such sums to be payable commencing sixty (60) days following the Disability Date and thereafter payable in equal bi-weekly installments for a period of one year following the Disability Date. Employee shall also be entitled to immediate vesting of the (i) restricted stock held by Employee on the Disability Date which was granted on or after the date hereof, and (ii) any Performance Shares/Options held by Employee on the Disability Date and which were granted on or after the date hereof, all of which shall remain exercisable until the earlier of two years following Employee's Disability Date and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's Disability. Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

      For Cause by Company. The Company may at any time during the term hereof terminate Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events: (i) Employee's continued failure to substantially perform Employee's duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or injury); (ii) a violation by Employee of any lawful written policy or directive of the Company or any Affiliate applicable to Employee specifically, or to officers or employees of the Company or any Affiliate generally, the violation of which policy or directive is materially and demonstrably injurious to the Company; (iii) Employee's excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee's duties hereunder; (iv) continued gross negligence by Employee in the performance of his duties under this Agreement that results in material and demonstrable damage to the Company or any Affiliate; (v) violation by Employee of any lawful direction from the Board, provided such direction is not inconsistent with Employee's duties and responsibilities to the Company or any Affiliate hereunder; (vi) fraud, embezzlement or other criminal conduct by Employee that results in material and demonstrable damage to the Company or any Affiliate; (vii) intentional or reckless conduct that results in material and demonstrable damage to the Company or any Affiliate; or (viii) the committing by Employee of an act involving moral turpitude that results in material and demonstrable damage to the Company; provided, however, that in the case of any of the events described in clauses (i), (ii) (iv) (v) or (vii) above, such event shall not constitute Cause hereunder unless and until there is given to Employee by the Company a written notice which sets forth the specific respects in which it believes that Employee's conduct constitutes Cause hereunder, which conduct is not cured within ten (10) days of written notice thereof. If the Company terminates Employee's employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date that is thirty (30) days after the date that the Company gives written notice of such termination to Employee (the "Termination Notice Date"), (ii) Incentive Bonus that is accrued and unpaid as of the date of such termination and (iii) any other amounts due to Employee under this Agreement as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(f), above, in each case within sixty (60) days after the Termination Notice Date.

      Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date. In the event the Company terminates the Employee for Cause, any unvested restricted shares and/or Performance Shares/Options granted to the Employee on or after the date hereof shall be immediately forfeited by the Employee as of the date of such termination.

      For Good Reason by Employee. Employee may at any time during the term hereof, without any prior notice, terminate this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) a material breach by the Company of this Agreement (including, without limitation, the Company's relocation of Employee in breach of Section 3(g) above; and the Company's failure to pay any compensation to Employee more than thirty (30) days after the date such payment is due); (ii) a reduction in Employee's Base Salary or any other compensation or benefits (other than a reduction in the Incentive Bonus which is solely attributable to (A) lower Net Earnings or (B) Employee's failure to follow a Company policy, or with respect to a significant matter, pursuant to Section 3(a)(iii) above); (iii) a material reduction in or interference with Employee's position, duties, responsibilities or support with respect to his employment by the Company under this Agreement without Employee's prior written consent; or (iv) a "Change in Control" of the Company (as defined below).

For purposes of this Section 5(d), a "Change in Control" of the Company shall be deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of the Company representing thirty-five percent (35%) of the voting power of the Company or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires forty percent (40%) or more of the gross fair market value of the assets of the Company over a 12-week period. The interpretation of the meanings of the terms in the preceding sentence shall be made in accordance with the meanings ascribed to those terms under Section 409A of the Code, except that the words "person," "persons" or "group" in the immediately preceding sentence shall be interpreted in accordance with the meanings ascribed to those words under Section 280(G) of the Code and the regulations thereunder.

In the event that Employee elects to terminate this Agreement upon or following a Change in Control of the Company, then Employee shall provide written notice thereof to the Board no more than one (1) year after the effective date of the Change in Control.

In the event that Employee terminates this Agreement pursuant to the first paragraph of this Section 5(d), then the Company shall pay to Employee (A) within ten (10) days after the date of termination, an amount equal to (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i) above to which Employee was entitled as of the date of such termination; (ii) any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii) above to which Employee was entitled as of the date of such termination; and (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of such termination; and (B) upon the later to occur of the date which is sixty (60) days after the end of the Year in which such termination occurs or six (6) months following such termination, a lump sum amount equal to (i) the aggregate Base Salary (based on the Base Salary in effect on the date of the termination of Employee's employment), with respect to a period equal to the longer of twenty four (24) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination; (ii) the Target Bonus for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year; and (iii) the cost of the Benefits Amount and Car Allowance provided by the Company as in effect at the time of such termination for the remainder of the term of this Agreement; provided, however, that if such termination occurs upon or following a Change in Control, then the Company shall pay to Employee the greater of (A) the sum of the amounts determined under the preceding sentence or (B) an amount equal to 2.99 times Employee's "Base Amount" within the meaning of Section 280G of the Code. The Company shall also pay to Employee within ten (10) days after the date of such termination any other amounts due to Employee as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(g) above. In addition to Employee's rights under share option or restricted stock agreements outstanding prior to the date hereof, Employee shall also be entitled to immediate vesting of the (i) restricted stock held by Employee on the date of such termination which were granted on or after the date hereof, and (ii) any Performance Shares/Options held by Employee on the date of such termination which were granted on or after the date hereof, all of which shall remain exercisable until the earlier of one year following the date of such termination or, if applicable, the date any such options would otherwise expire in the absence of such termination. The exercise of any rights under this Section would be in lieu of any rights Employee might have under Section 5(h) below.

To provide Employee with adequate protection in connection with Employee's ongoing employment with the Company, the Company provides Employee with various benefits, pursuant to this Agreement and otherwise. On or following a "Change in Control," within the meaning of Section 280G of the Code, it is possible that a portion of those benefits might be characterized as "excess parachute payments" within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 5(d) are important, and it is agreed that Employee should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code in the event that a portion of the benefits payable to Employee pursuant to this Agreement or otherwise are treated as excess parachute payments. The Company and Employee, therefore, have agreed as follows:

    Notwithstanding any other provision of this Agreement to the contrary, if it shall be determined that any payment or benefit provided by the Company and any other person to or for the benefit of Employee, whether paid or payable or provided or which may be provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this clause (i) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to or on behalf of Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and

    Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    All determinations regarding whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is selected by Employee (the "Accounting Firm") which shall provide detailed support and calculations both to the Company and to Employee within fifteen (15) business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. The amount of any Gross-Up Payment shall be paid in a lump sum within seven (7) days following such determination by the Accounting Firm. In the event that the Accounting Firm's determination is not finally accepted by the Internal Revenue Service upon any audit, then an appropriate adjustment shall be computed (with an additional Gross-Up Payment, if applicable) by the Accounting Firm based upon the final amount of the Excise Tax so determined. Such adjustment shall be paid by the appropriate party in a lump sum within seven (7) days following the computation of such adjustment by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

The provisions of this Section 5(d) regarding the Company's obligation to make a Gross-Up Payment shall survive termination of Employee's employment for any reason.

      By Employee for Illness. In the event that during the term hereof Employee becomes ill such that, in the written opinion of a physician reasonably acceptable to the Company, it would not be advisable for Employee to continue his employment with the Company hereunder, Employee may terminate his employment hereunder upon reasonable notice to the Company and, in such event, Employee shall not be deemed to have breached this Agreement as a result of such termination. In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee (i) within ten (10) days after the date of such termination (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above and (B) any Incentive Bonus payable pursuant to Section 3(a)(ii), above, in each case to which Employee is entitled on the date of such termination, (ii) any amounts due to Employee as of the date of termination as reimbursement of expenses under Section 3(f), above, (iii) any unpaid accrued Vacation Payment to which Employee was entitled to as of the date of such termination, and (iv) upon the later to occur of the date which is sixty (60) days after the end of the Year in which such termination occurs or six (6) months following such termination, an amount equal to (A) the Incentive Bonus pursuant to Section 3(a)(ii) above, if any, which Employee would have been entitled to receive for the Year in which Employee terminated employment pursuant to this Section 5(e) had Employee been employed by the Company on the last day of that Year, and (B) the cost of the Benefits Amount as in effect at the time of such termination for a period of one (1) year after the date of such termination. Employee shall also be entitled to immediate vesting of the (i) restricted stock held by Employee on such termination date which was granted on or after the date hereof, and (ii) any Performance Shares/Options held by Employee on such termination date and which were granted on or after the date hereof, all of which shall remain exercisable until the earlier of two years following such termination date and, if applicable, the date (or dates) any such options would otherwise expire in the absence of such termination.

      Without Cause By Company. In the event that during the term hereof, the Company terminates Employee's employment hereunder other than for Cause or due to the death or Disability of Employee, then the Company shall pay to Employee (A) within ten (10) days after the date of termination, an amount equal to (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i) above to which Employee was entitled as of the date of such termination; (ii) any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii) above to which Employee was entitled as of the date of such termination; (iii) any other amounts due to Employee as of the date of termination including, but not limited to, reimbursement of expenses under Section 3(g) above; and (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of such termination; and (B) upon the earlier to occur of Employee's death or the date which is six (6) months following such termination, a lump sum amount equal to the aggregate of the following: (i) Base Salary based on the Base Salary in effect on the date of termination of Employee's employment with respect to a period equal to the longer of thirty (30) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination, (ii) Target Bonus for each Full Year or ratable portion thereof for any partial Year, with respect to a period equal to the longer of thirty (30) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination, and (iii) the cost of the Benefits Amount and Car Allowances in effect on the date of termination payable to Employee, with respect to a period equal to the longer of thirty (30) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination. In addition to Employee's rights under share option or restricted stock agreements outstanding prior to the date hereof, Employee shall also be entitled to immediate vesting of the (i) restricted stock held by Employee on the date of termination which was granted on or after the date hereof, and (ii) any Performance Shares/Options held by Employee on the date of such termination which were granted on or after before the date hereof, all of which shall remain exercisable until the earlier of two years following the date of such termination or, if applicable, the date any such options would otherwise expire in the absence of such termination.

      No Offset - No Mitigation. Employee shall not be required to mitigate any damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as a result of his employment by another employer.

      Non-Renewal. The Board of Directors of the Company will notify Employee whether the Company will or will not be renewing this Agreement on terms no less favorable to Employee than the terms of this Agreement within at least 18 months prior to the expiration of this Agreement. In the event that the employment of Employee hereunder continues for the full term of this Agreement and Employee's employment with the Company is not renewed by the Company as of the date of expiration of this Agreement on terms no less favorable to Employee than the terms of this Agreement (regardless of whether notification of such renewal or non-renewal was received by the Employee as provided above), then Employee shall be entitled to receive from the Company, on the date which is six (6) months after the date of such expiration (unless Employee shall have died prior to such six month period, then on the date of Employee's death), an amount equal to (i) the Base Salary in effect as of the date of expiration, and (ii) the Incentive Bonus payable with respect to the year in which the Agreement expires (in addition to any accrued and unpaid Incentive Bonus earned by Employee and payable pursuant to Section 3(a)(ii) above on the date of expiration). The Company shall also pay to Employee within ten (10) days after the date of expiration any other amounts due to Employee as of the date of expiration, including, but not limited to, reimbursement of expenses under Section 3(f), above. If the Board of Directors of the Company elects to renew this Agreement and (i) the Employee does not renew this Agreement with the Company prior to the expiration of this Agreement, then Employee shall not be entitled to any payments hereunder, or (ii) the Employee agrees to renew this Agreement but his employment with the Company is terminated prior to the expiration of this Agreement as provided herein, then Employee shall be entitled to receive the compensation, if any, related to such a termination as provided in this Agreement. Upon payment received by the Company pursuant to this Section 5(h), Employee agrees to be bound by a two year non-compete as provided in Section 6(b) below; if Employee chooses not to renew this Agreement and therefore does not receive the payment pursuant to this Section 5(h), then he will be bound by a one year non-compete as provided in Section 6(b) below (subject to the exceptions set forth in such Section); and if the Company chooses not to renew and does not pay Employee pursuant to this Section 5(h), then Employee will not be bound by any non-compete as provided in Section 6(b) below.

    Non-Competition; Confidentiality; etc.

    All references to the "Company" in this Section 6 shall include all Affiliates where the context permits.

      Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee's employment by the Company, it has been necessary, and, in the future, it will continue to be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

      Non-Competition. Employee covenants and agrees that during the term hereof and for a period of one (1) year following the termination of Employee's employment hereunder for any reason or expiration of this Agreement (or two (2) years following (i) a non-renewal of the Agreement by the Company, and payment made to Employee, as provided in Section 5(h) above, or (ii) any termination, if the Company elects to pay to Employee, in addition to all other amounts payable under this Agreement, an amount equal to the sum of (A) one additional Year's Base Salary at the rate then in effect and (B) the Target Bonus (calculated with reference to the date of termination of Employee's employment hereunder), such sum to be payable in bi-weekly installments during such second year), Employee shall not, on any vessel or within one hundred (100) miles of any non-vessel venue where, or from which, the Company is then conducting, or had in the then preceding two (2) years conducted, any part of its business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, in any Competing Business; provided, however, that if the Company chooses not to renew this Agreement and does not pay Employee pursuant to Section 5(h) hereof, then Employee will not be bound by any non-compete as provided in this Section 6(b). For purposes of this Agreement, the term "Competing Business" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, skin or hair care products or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services then offered or sold by the Company. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a "Permitted Activity").

      Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for one year following termination of his employment hereunder for any reason, Employee shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

      Non-Solicitation of Employees, Etc. Employee agrees that during the term of his employment hereunder and thereafter for a period of two (2) years, he shall not, directly or indirectly, as an individual or sole proprietor or as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group or otherwise without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

      Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the

      Company, its successors and assigns and only use the Confidential Information for purposes of performing his duties hereunder and agrees that he shall not, without the prior written consent of the Board, misappropriate or disclose or make available to anyone for use outside the Company at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company or as required by applicable law. In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

      Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment hereunder and related to the business or activities of the Company (the "Rights"), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest in the Rights. Such obligations shall continue beyond the termination of Employee's employment hereunder for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment under this Agreement.

      Return of Materials. Upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

      Limitation on Restrictions. Notwithstanding anything to the contrary in this Section 6, the restrictions set forth in Sections 6(a) through 6(g), above, shall not apply if Employee terminates this Agreement under Section 5(d), above, unless Employee receives as a result of such termination the amount required to be paid to Employee pursuant to the fourth paragraph in Section 5(d), above, within six (6) months after the date of such termination , in which case the restrictions in this Section 6 shall apply until the last date that this Agreement would have been in effect had it not been terminated as aforesaid and (ii) Section 6(b) shall not apply if Employee's employment is terminated after a Change in Control that is not approved by the Board.

    Non-Assignment; Successors; etc.

    The Company may assign any of its rights, but not its obligations, under this Agreement, without the prior written consent of Employee, which shall not be unreasonably withheld. The successors of the Company shall be bound by the terms hereof, and where the context permits, references to "Company" herein shall be deemed to apply to any such successors. Employee may assign his rights, but not his obligations, hereunder, and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment hereunder for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs"), and all of Employee's rights hereunder shall inure to the benefit of his Heirs. All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company.

    Notices

    Except as set forth in Section 5(c), above, any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:	8010 Ponce de Leon Boulevard Coral Gables, FL 33143 Facsimile Number: (305) 662-2065
If to the Company:	Robert C. Boehm c/o Steiner Management Services 770 South Dixie Highway, Suite #200 Coral Gables, FL 33146 Facsimile Number: (305) 372-9310

  Entire Agreement; Certain Terms

  This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to, all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed, on behalf of the Company or any Affiliate. Notwithstanding the preceding sentence, the Company hereby agrees to provide Employee with any remaining amounts otherwise payable to Employee pursuant to the terms of the Prior Agreement. No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith. When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this

  Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

  Counterparts

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Governing Law, etc

  This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the state or federal courts, as the case may be, located in Miami-Dade County, Florida (collectively, the "Courts"). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum. Nothing in this Section 11 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions. In the event of any litigation between the parties hereto with respect to this Agreement, each party shall bear his or its own costs and expenses ("Legal Costs and Expenses") in connection with such litigation, including, but not limited to, reasonable attorneys' fees at the trial and appellate court levels; provided, however, that with respect to any litigation concerning whether a termination by Employee was for Good Reason, the Company shall pay Employee's Legal Costs and Expenses (regardless of whether Employee is the prevailing party), and provided, further, that with respect to any litigation concerning whether a termination by the Company was for Cause, Employee shall be entitled to recover his Legal Costs and Expenses from the Company unless the Company is the prevailing party in any such litigation as determined by a final and nonappealable decision or order.

  Severability

  It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

  Non-Waiver

  Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

  Headings

The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation or effect.

15. Advice of Counsel

Employee acknowledges that during the negotiation of this Agreement, he has retained or been advised to retain counsel of his choosing who has provided or will provide advice to Employee in connection with his decision to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

STEINER LEISURE LIMITED

/s/ Leonard I. Fluxman Leonard I. Fluxman	By: /s/ Clive E. Warshaw Name: Clive E. Warshaw Title: Chairman of the Board